Exhibit 6.2

FORM OF MASTERWORKS INTERCOMPANY AGREEMENT

This intercompany agreement (“Agreement”) is made effective as of [  ], 2021 (the “Effective Date”) by and between MASTERWORKS.IO, LLC (“IO”), MASTERWORKS GALLERY, LLC (“Masterworks Gallery” and, together with IO, “Masterworks”) and MASTERWORKS 062, LLC, a Delaware limited liability company (the “Company”), provided that as the context requires, the term “Company” as used herein may refer to a wholly owned subsidiary of the Company or a segregated portfolio of Masterworks Cayman SPC that is wholly owned by the Company, and is intended to set forth certain representations, covenants and agreements between Masterworks and the Company with respect to the offering (the “Offering”) for sale by the Company of its Class A ordinary membership interests (referred to herein as the “Shares”) as described in the Company’s Offering Circular dated as of the date of its qualification by the SEC, as amended by any post-qualification amendment (the “Offering Circular”). Capitalized terms used herein and not otherwise defined herein have the meaning ascribed to such terms in the Offering Circular. Masterworks and the Company may be referred to collectively herein as the “Parties”.

RECITALS:

WHEREAS, Masterworks Gallery has negotiated a transaction whereby Masterworks Gallery, acting as agent for the Company, will purchase the Painting as described in the Offering Circular for the purchase price of $           ;

WHEREAS, the purchase of the Painting by the Company will occur on or prior to the initial closing of the Offering and not later than              ;

WHEREAS, Masterworks will advance all or any portion of the funds necessary to acquire the Painting to the Company pursuant to this Agreement;

WHEREAS, the Company intends to pay Masterworks a true-up amount as set forth in the Offering Circular and intends to use the proceeds of the Offering to pay any advance made by Masterworks (without interest), if applicable and to pay the true-up, in cash or a combination of cash and Class A shares.

WHEREAS, the Parties desire to memorialize their agreement with respect to the forgoing and certain other matters set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Advance. Masterworks will advance all or any portion of the funds necessary to acquire the Painting to the Company. If Masterworks pays or has paid a deposit or other funds to the seller prior to the acquisition of the Painting as a prepayment of part of the purchase price, such deposit or funds shall be non-recourse to the Company prior to the acquisition of the Painting by the Company, at the time of acquisition of the Painting such amounts, if any, will be deemed to be an advance obligation payable by the Company to Masterworks. An advance may only be used by the Company to purchase the Painting. The advance will be recorded on the books and records of the Company and Masterworks as an intercompany loan and will not accrue interest. The advance will be repaid in installments upon each closing of the Offering in cash and or a combination of cash and Class A shares of the Company (valued at $20 per share for such purposes). Unless the Parties otherwise agree to a different allocation, each payment that occurs in connection with a closing of the Offering shall be prorated between the true-up and the advance based on the relative size of each obligation. Under no circumstances will any portion of the advance remain as an outstanding obligation of the Company following the final closing of the Offering and the application of the use of proceeds therefrom.

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2. True-Up. As consideration for Masterworks Gallery sourcing the Painting and committing to finance the acquisition of the Painting, Masterworks Gallery will be entitled to receive a true-up amount from the segregated portfolio company of Masterworks Cayman acquiring the Painting upon the closing of the Offering equal to approximately 11% of the purchase price of the Painting. The true-up will be deemed to be earned upon the acquisition of the Painting by the segregated portfolio of Masterworks Cayman SPC that is wholly owned by the Company, but payment will be paid in installments upon each closing of the Offering in cash and or a combination of cash and Class A shares of the Company (valued at $20 per share for such purposes). Unless the Parties otherwise agree to a different allocation, each payment that occurs in connection with a closing of the Offering shall be prorated between the true-up and the advance based on the relative size of each obligation. Under no circumstances will any portion of the true-up remain as an outstanding obligation of the Company following the final closing of the Offering and the application of the use of proceeds therefrom.

3. License. IO, which owns certain intellectual property rights to the name “Masterworks” hereby grants the Company effective upon the commencement of the Offering, a non-exclusive, royalty free license to use the name “Masterworks”. Other than with respect to this license, the Company will have no legal right to use the “Masterworks” name. In the event that the Administrator ceases to administer the Company’s operations, the Company will be required to change its name to eliminate the use of “Masterworks”.

4. Miscellaneous.

a.	Captions and Headings. The Article and Section headings throughout this Agreement are for convenience of reference only and shall in no way be deemed to define, limit or add to any provision of this Agreement.

b.	Assignability. This Agreement is not assignable by either of the Parties and may not be modified, waived or terminated except by an instrument in writing signed by the party against whom enforcement of such modification, waiver or termination is sought.

c.	Binding Effect. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives and assigns, and the agreements, representations, warranties and acknowledgments contained herein shall be deemed to be made by and be binding upon such heirs, executors, administrators, successors, legal representatives and assigns.

d.	Entire Agreement; Amendment. This Agreement states the entire agreement and understanding of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written. No amendment of the Agreement shall be made without the express written consent of the Parties.

e.	Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect any other provision hereof, which shall be construed in all respects as if such invalid or unenforceable provision were omitted.

f.	Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of Delaware, without regard to the conflicts of laws principles thereof. To the extent of any disagreement or matter relating to this Agreement, such disagreement or matter shall be exclusively submitted to the federal or state courts located in the City of New York.

g.	Notices. All notices and communications to be given or otherwise made to the Company or Masterworks shall be sent to such Party at: 497 Broome Street, New York, New York, 10013, Attention: General Counsel. Any such notice or communication shall be deemed to have been delivered and received on the first business day following that on which the electronic mail has been sent (assuming that there is no error in delivery). As used in this Section, “business day” shall mean any day other than a day on which banking institutions in the State of Delaware are legally closed for business.

k.	Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

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MASTERWORKS

INTERCOMPANY AGREEMENT SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the Effective Date.

MASTERWORKS 062, LLC

By:
Name:	Josh Goldstein
Title:	General Counsel

MASTERWORKS GALLERY, LLC

By:
Name:	Josh Goldstein
Title:	General Counsel

MASTERWORKS.IO, LLC

By:
Name:	Josh Goldstein
Title:	General Counsel

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